Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Current Report on Form 8-K/A of HarborOne Bancorp, Inc. of our report dated March 12, 2018 on the consolidated financial statements appearing on Form 10-K of Coastway Bancorp, Inc. for the year ended December 31, 2017.

/s/ Crowe LLP
Crowe LLP

Livingston, New Jersey

November 7, 2018